Exhibit 23.3

Consent of HR&A Advisors, Inc.

WeWork Companies Inc.

115 West 18th Street

New York, NY 10011

August 14, 2019

Ladies and Gentlemen:

We hereby consent to the references to our name, and to the use of information, data and statements from our research reports (including our research report entitled “Global Impact Report 2019”) and any other information, data and statements prepared by us, in each of (i) the registration statement on Form S-1 (the “Registration Statement”) in relation to the initial public offering of The We Company (the “Company”) filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, (ii) any amendments to the Registration Statement, (iii) any written correspondence by the Company with the SEC and (iv) institutional and retail road shows and other activities in connection with any securities offerings and other marketing and fundraising activities by the Company. In granting such consent, we represent that, to our knowledge, the statements made in such research reports are accurate and fairly present the matters referred to therein.

We also hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto.

Yours faithfully,

HR&A ADVISORS, INC.

By:        /s/ Kate Wittels

Name:  Kate Wittels

Title:    Partner